Exhibit 99.1

News Release

Jan. 2, 2013	DCP Midstream
	CONTACT:	Lisa Newkirk
	Phone:	303-605-1837

	24-Hour:	303-829-1953

DCP Midstream Partners
	CONTACT:	Jonni Anwar
	Phone:	303-605-1868

	24-Hour:	303-887-5419

DCP MIDSTREAM LLC AND DCP MIDSTREAM PARTNERS LP

ANNOUNCE MANAGEMENT AND BOARD CHANGES

DENVER, Jan. 2, 2013 — DCP Midstream LLC and DCP Midstream Partners LP (NYSE:DPM) (“Partners”) today announced the following management and board changes effective Jan. 1, 2013:

•

Tom O’Connor will retire as CEO of DCP Midstream LLC, but will remain as chairman of the board for both DCP Midstream LLC and DCP Midstream GP LLC, the general partner of Partners (“the General Partner”), until an appointed time in 2013.

•	Wouter van Kempen, formerly chief operating officer and president of DCP Midstream LLC, will become CEO and president of DCP Midstream LLC and CEO of the General Partner.

•	William Waldheim, president of the General Partner will join the General Partner’s board of directors and will continue to have the primary responsibility for the day to day operations of Partners.

•	As previously announced, Mark Borer, CEO of the General Partner, retired on Dec. 31, 2012.

“In 2012, DCP Midstream’s board of directors extended Wouter’s responsibilities in acknowledgement of his tremendous track record of growing businesses and building value for customers and investors. The time is now right for Wouter to seize the baton to deliver on the next era of growth for the DCP enterprise as a whole. Once again, Wouter’s appointment underscores the overall management strength at DCP and the dedicated focus we have placed on succession planning. I’m proud of our discipline in preparing Wouter for this eventuality,” O’Connor said.

“It is a tremendous privilege to lead the DCP enterprise following Tom’s terrific stewardship. I am pleased Tom will be part of the transition over the next year through his board leadership in addition to his previous dedicated mentorship in preparing me for this succession. The DCP enterprise has been delivering on an ambitious slate of projects and has over $5 billion to $7 billion in growth projects identified to grow our footprint as a vertically integrated midstream company. Working with our talented senior leadership, we have been creative in introducing both midstream and downstream solutions for our customers and will continue to build much needed gas processing capacity and NGL infrastructure to meet the country’s energy needs. We will continue to balance growth with our unwavering emphasis on operational excellence and safety in all we do,” van Kempen said.

Prior to serving as chief operating officer and president, van Kempen was president of gathering and processing, and president of the midcontinent business unit and chief development officer for the combined enterprise. Prior to joining DCP Midstream LLC in 2010, he was president of Duke Energy Generation Services. Van Kempen joined Duke Energy in 2003 as managing director of mergers and acquisitions before rising to vice president of mergers and acquisitions. Prior to Duke Energy, he was employed by General Electric, where he served in increasing roles of responsibility becoming the staff executive for corporate mergers and acquisitions in 1999. Van Kempen graduated from Erasmus University Rotterdam with a master’s degree in business economics. He has extensive business and financial training from General Electric, Harvard Business School, Kellogg Graduate School and IMD International Switzerland.

Waldheim is currently president of the General Partner and has held that position since August 2012. Prior to that time he was president of the natural gas liquids, gas, and crude oil logistics business unit for DCP Midstream LLC, a position he held since 2011. Prior to that time, he held several executive positions within DCP Midstream LLC. Waldheim graduated from the University of Arizona with a bachelor’s degree in business and public administration, with a major in accounting. In addition, Waldheim is a graduate from Harvard’s Advanced Management Program.

DCP Midstream LLC leads the midstream segment as the second-largest natural gas gatherer and processor, the largest natural gas liquids producer and one of the largest marketers in North America. DCP Midstream operates in 18 states across major producing regions. The company is a 50:50 joint venture between Spectra Energy and Phillips 66. It owns the general partner of DCP Midstream Partners LP, a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters, and is the Top Company Winner for Energy/Natural Resources in Colorado as recognized by ColoradoBiz. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

DCP Midstream Partners LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners LP is managed by its general partner, DCP Midstream GP LLC, which is wholly owned by DCP Midstream LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners LP website at www.dcppartners.com.

This press release may contain forward-looking statements as defined under the federal securities laws, including projections, estimates, forecasts, plans, and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties, and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP Midstream Partners’ actual results may vary materially from what management anticipated, estimated, projected, or expected. Other key risk factors that may have a direct bearing on DCP Midstream Partners’ results of operations and financial condition are described in detail in DCP Midstream Partners’ periodic reports filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP Midstream Partners’ reports filed from time to time with the Securities and Exchange Commission. DCP Midstream Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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